Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. REPORTS RESULTS FOR THE THREE AND SIX

MONTHS ENDED AUGUST 31, 2018 AND DECLARES QUARTERLY DIVIDEND

Midlothian, TX. September 25, 2018 -- Ennis, Inc. (the “Company"), (NYSE: EBF), today reported financial results for the three and six months ended August 31, 2018.  Highlights include:

•	Revenues increased $3.7million, or 3.9% on a comparative quarter basis, and $2.5 million, or 1.3% for the six month period.
•	Diluted earnings per share increased from $0.34 to $0.37 on a comparative quarter basis and from $0.64 to $0.74 for the six month period.

Financial Overview

The Company’s revenues for the second quarter ended August 31, 2018 were $98.6 million compared to $94.9 million for the same quarter last year, an increase of 3.9%.  Gross profit margin ("margin") was $30.3 million for the quarter, or 30.8%, as compared to $30.9 million, or 32.5% for the second quarter last year.  Net earnings for the quarter were $9.6 million, or $0.37 per diluted share compared, to $8.5 million, or $0.34 per diluted share, for the second quarter last year.

The Company’s revenues for the six month period ended August 31, 2018 were $192.0 million compared to $189.5 million for the same period last year, an increase of 1.3%.  Margin was $60.5 million, or 31.5%, as compared to $60.9 million, or 32.1% for the six month periods ended August 31, 2018 and August 31, 2017, respectively.  Net earnings from operations for the six month period ended August 31, 2018 were $18.8 million, or $0.74 per diluted share compared to $16.3 million, or $0.64 per diluted share for the same period last year.

Non-GAAP Reconciliations

To provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations, from time to time the Company reports adjusted gross profit margin, adjusted earnings and adjusted diluted earnings per share, each of which is a non-GAAP financial measure.  To provide additional information, the Company also reports the non-GAAP financial measure of EBITDA (EBITDA is calculated as net earnings from operations before interest expense, tax expense, depreciation, and amortization).

Management believes that these non-GAAP financial measures provide useful information to investors as a supplement to reported GAAP financial information.  Management reviews these non-GAAP financial measures on a regular basis and uses them to evaluate and manage the performance of the Company’s operations.  In addition, EBITDA is a component of the financial covenants and an interest rate metric in the Company’s credit agreement.

Reconciliations of non-GAAP financial measures for the quarter to the most directly comparable measures calculated and presented in accordance with GAAP are set forth in the following table.  Other companies may calculate non-GAAP adjusted financial measures differently than Ennis, which limits the usefulness of the non-GAAP measures for comparison with these other companies. While management believes the Company’s non-GAAP financial measures are useful in evaluating Ennis, this information should be considered as supplemental in nature and not as a substitute or an alternative for, or superior to, the related financial information prepared in accordance with GAAP. These measures should be evaluated only in conjunction with the Company’s comparable GAAP financial measures.

The following table reconciles EBITDA, a non-GAAP financial measure, for the three and six months ended August 31, 2018 and August 31, 2017 to the most comparable GAAP measure, net earnings (dollars in thousands).

	Three months ended		Six months ended
	August 31,		August 31,
	2018	2017	2018	2017
Net earnings	$9,567	$8,540	$18,814	$16,324
Income tax expense	3,189	5,016	6,271	9,587
Interest expense	287	204	548	394
Depreciation and amortization	3,778	3,552	7,228	7,073
EBITDA (non-GAAP)	$16,821	$17,312	$32,861	$33,378

% of sales	17.1%	18.2%	17.1%	17.6%

Keith Walters, Chairman, Chief Executive Officer and President, commented by stating, “Overall we are pleased with our second quarter performance given the challenges facing the industry.  The industry continues to be challenged by raw material and freight cost increases.  Tight supply conditions have allowed for multiple price increases for raw materials over the last eight months.  These price increases will continue to have a negative impact on earnings until manufacturers are able to pass the increased costs through to the marketplace.  Historically the price increases we experienced were less frequent and allowed us to make pricing adjustments in a more orderly manner.  We believe the size and number of increases this year have impacted manufacturers’ ability to timely pass through the increased price adjustments to end users.  Also, as we anticipated, our recent acquisitions had a dilutive impact on our margin for the second quarter.  We believe once we have fully analyzed the acquired businesses’ cost structures and implement our costs systems, the margins of the acquired businesses will improve to expected levels.  While we don’t foresee these challenges changing in the short-term, we do expect pricing and costs in the marketplace to normalize over the long term.  However, even with increased manufacturing costs, our net earnings for the quarter increased on a comparable quarter basis from 9.0% to 9.7% due to lower operating and corporate tax costs.  We continue to believe we have one of the strongest balance sheets in the industry and our cash position remains significant.  As such, we will continue to explore strategic acquisitions as a way to profitably utilize our cash and leverage our balance sheet.”

In Other News

Ennis announces that on September 21, 2018 its Board of Directors declared a quarterly cash dividend of 22.5 cents a share on its common stock.  The dividend is payable on November 5, 2018 to shareholders of record on October 12, 2018.

About Ennis

Since 1909, Ennis has been primarily engaged in the production and sale of business forms and other business products. The Company is one of the largest private-label printed business product suppliers in the United States.  Headquartered in Midlothian, Texas, Ennis has production and distribution facilities strategically located throughout the USA to serve the Company’s national network of distributors.  Ennis manufactures and sells business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, plastic cards, secure and negotiable documents, envelopes, tags and labels and other custom products.  For more information, visit www.ennis.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements.  These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a competitive environment, the Company’s ability to adapt and expand its services in such an environment and the variability in the prices of paper and other raw materials.  Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 28, 2018 and its Quarterly Report on Form 10-Q for the quarter ended May 31, 2018.  The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Mr. Richard L. Travis, Jr., CFO, Treasurer and Principal Financial and Accounting Officer

Mr. Michael D. Magill, Executive Vice President and Secretary

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

Ennis, Inc.

Condensed Consolidated Financial Information

(In thousands, except share and per share amounts)

(unaudited)

	Three months ended		Six months ended
Condensed Consolidated Operating Results	August 31,		August 31,
	2018	2017	2018	2017
Revenues	$98,591	$94,887	$192,010	$189,477
Cost of goods sold	68,268	64,028	131,496	128,626
Gross profit margin	30,323	30,859	60,514	60,851
Operating expenses	17,565	17,086	35,296	34,417
Operating income	12,758	13,773	25,218	26,434
Other expense	2	217	133	523
Earnings before income taxes	12,756	13,556	25,085	25,911
Income tax expense	3,189	5,016	6,271	9,587
Net earnings	$9,567	$8,540	$18,814	$16,324

Weighted average common shares outstanding
Basic	25,671,643	25,342,747	25,510,356	25,388,292
Diluted	25,685,514	25,366,001	25,522,831	25,405,863

Earnings per share
Basic	$0.37	$0.34	$0.74	$0.64
Diluted	$0.37	$0.34	$0.74	$0.64

			August 31,	February 28,
Condensed Consolidated Balance Sheet Information			2018	2018
Assets
Current Assets
Cash			$79,483	$96,230
Accounts receivable, net			43,531	35,654
Inventories, net			34,912	26,480
Other			1,795	4,980
Total Current Assets			159,721	163,344
Property, plant & equipment, net			55,893	45,908
Goodwill and intangible assets			146,414	119,857
Other			372	330
Total Assets			$362,400	$329,439
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable			$15,420	$12,168
Accrued expenses			16,585	17,403
Total Current Liabilities			32,005	29,571
Long-term debt			30,000	30,000
Other non-current liabilities			13,899	8,164
Total liabilities			75,904	67,735
Shareholders' Equity			286,496	261,704
Total Liabilities and Shareholders' Equity			$362,400	$329,439

			Six months ended
			August 31,
Condensed Consolidated Cash Flow Information			2018	2017
Cash provided by operating activities			$24,250	$19,176
Cash used in investing activities			(29,575)	(2,915)
Cash used in financing activities			(11,422)	(12,862)
Change in cash			(16,747)	3,399
Cash at beginning of period			96,230	80,466
Cash at end of period			$79,483	$83,865

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